                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d- 1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d - 2(b)


                           VAN DER MOOLEN HOLDING N.V.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                     7106194
                                 (CUSIP Number)

                              Eminence Capital, LLC
                                 200 Park Avenue
                                   Suite 3300
                            New York, New York 10166

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                           Michael G. Tannenbaum, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700

                                November 7, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]  Rule 13d-1-(b)
            [x] Rule 13d-1-(c)
            [ ]  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 6 Pages

CUSIP No. 7106194                       13G                    Page 2 of 6 Pages

1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

Eminence Capital, LLC

2. Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [ ]

         (b)      [ ]

3.       SEC Use Only
                      -------------------------------------
4.       Citizenship or Place of Organization:  New York
                                                --------------------------------

      Number of Shares       5.  Sole Voting Power    2,000,000 Shares
                                                --------------------------------
       Beneficially
      Owned by               6.  Shared Voting Power            0
                                                --------------------------------
      Each
      Reporting              7.  Sole Dispositive Power     2,000,000 Shares
                                                --------------------------------
      Person
      With                   8.  Shared Dispositive Power            0
                                                --------------------------------

9.Aggregate Amount Beneficially Owned by Each Reporting Person  2,000,000 Shares
                                                --------------------------------

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                                                --------------------------------

11.Percent of Class Represented by Amount in Row 9   5.33% of Common Stock
                                                --------------------------------

12.Type of Reporting Person (See Instructions)  OO
                                                --------------------------------

                               Page 2 of 6 Pages

CUSIP No. 7106194


ITEM 1(A)  NAME OF ISSUER:

Van der Moolen Holding N.V. (the "Issuer")

ITEM 1(B)  ADDRESS OF ISSUER:

Keizersgracht 307
1016 ED Amsterdam
The Netherlands

ITEM 2(A)  NAME OF PERSON FILING:

Eminence Capital, LLC ("Eminence")

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the reporting person is:

200 Park Avenue, Suite 3300
New York, New York 10166

ITEM 2(C)  CITIZENSHIP:

New York, USA

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E)  CUSIP NUMBER:

7106194

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR 13D-2(C) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE FILING PERSON IS A:

                               Page 3 of 6 Pages

CUSIP No. 7106194

a.       [ ] Broker or dealer registered under Section 15 of the Act,

b.       [ ] Bank as defined in Section 3(a)(6) of the Act,

c.       [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

d.       [ ] Investment Company registered under Section 8 of the Investment
             Company Act,

e.       [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

f.       [ ] Employee Benefit Plan, or Endowment Fund in accordance with Rule
             13d - 1(b)(1)(ii)(F),

g.       [ ] Parent Holding Company or Control Person, in accordance with Rule
             13d - 1(b)(ii)(G); (Note: see Item 7)

h.       [ ] A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C.   1813);

i.       [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.       [ ] Group, in accordance with Rule 13d - 1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP:

         (A)AMOUNT BENEFICIALLY OWNED: As of November 7, 2002, 2,000,000 shares of the Issuer were beneficially owned by Eminence on behalf of a number of private investment vehicles and managed accounts advised by Eminence. Accordingly, Eminence may have attributed to it, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the beneficial ownership of the aggregate amount of 2,000,000 shares of the Issuer.

         (B) PERCENTAGE OF CLASS: 5.33% (calculated based on 37,502,455 common shares outstanding as of June 18, 2002, as reported in the latest Form 20-F of the Issuer).

         (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 2,000,000
                           Shares

                  (II)     SHARED POWER TO VOTE OR DIRECT THE VOTE:

Page 4 of 6 Pages

CUSIP No. 7106194


                  (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF: 2,000,000 Shares

                  (IV)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:
                           0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10           CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages

CUSIP No. 7106194

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 19, 2002
DATE

EMINENCE CAPITAL, LLC

BY:               /s/ Ricky C. Sandler
                  -----------------------------
                  SIGNATURE

                  Ricky C. Sandler, Managing Member
                  -----------------------------
                  NAME/TITLE

                               Page 6 of 6 Pages